Exhibit 10.7

LICENSING AGREEMENT

THIS LICENSING AGREEMENT is made as of April 17, 2015 by and between CLS Labs Colorado, Inc. a Florida corporation, its successors and assigns, with offices at 11767 S. Dixie Highway, Suite 115, Miami, FL 33156, (“LICENSOR”), and Picture Rock Holdings, LLC, a Colorado limited liability company, with offices at 1435 Yarmouth Street, #106, Boulder, CO  80304 ("LICENSEE") (collectively the “PARTIES”).

RECITALS

WHEREAS, LICENSOR is the owner and developer of certain proprietary inventions and formulas relating to the extraction from, separation and processing (the “Process”) of marijuana to produce certain marijuana-infused products, including edibles, e liquids, waxes and shatter (the “Products”);

WHEREAS, LICENSOR has developed specific know-how based on practical experience in employing the Process and producing the Products, which know-how is of great commercial importance and is not readily available from any patents or other publications;

WHEREAS, LICENSEE is currently licensed by the applicable local and state licensing authorities pursuant to various licenses to produce, manufacture, and sell marijuana-infused products at LICENSEE’s facility (“Facility”) located at the address set forth in the first paragraph of this agreement (the "Leased Real Property"), and such licenses are in good standing;

WHEREAS, LICENSEE desires to obtain exclusive rights to use LICENSOR’S Process in the state of Colorado (the “Territory”), and LICENSOR is willing to grant such rights on the terms and conditions contained in this agreement;

WHEREAS, LICENSEE desires that LICENSOR build a plant at its Facility for the purpose of using the Process to manufacture the Products; and

WHEREAS, as an inducement and condition to LICENSOR'S agreement to build a plant at LICENSEE'S Facility, LICENSEE has agreed to lease the leasehold improvements constructed by LICENSOR from LICENSOR pursuant to a separate agreement (the "Lease") and to enter into this agreement.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. LICENSEE’S RIGHTS

A.
License. LICENSOR hereby grants to LICENSEE, an exclusive license, without the right to sublicense, for the Term of this Agreement as hereinafter defined, to practice and use the Process in conjunction with the manufacture, production, sale, and distribution of the Products, in the Territory using any and all know how that LICENSOR has or may subsequently acquire during the Term of this Agreement. Such license shall include the right to use any of LICENSOR’S intellectual property rights associated with or related to the Process or the use of the Process in manufacturing and producing the Products including but not limited to brands, trade names, trademarks, and other intellectual property.  Licensee shall have the sole right to determine what Products to manufacture using the Process.  However, it is specifically acknowledged by the LICENSEE that it is not acquiring any rights in or to the Process and as a material part of this exclusive license, LICENSEE shall make no effort to learn or otherwise make use of the Process except as provided herein.

B.	No Other Licenses. The license granted under this Licensing Agreement is specifically set forth herein, and no licenses are granted by LICENSOR to LICENSEE by implication or estoppel.

C.
Limitation on Use.  LICENSEE shall not use the license granted herein for any purpose other than as authorized by this Licensing Agreement. Any proposed additions or modifications to the Process, Products or proposed new developments based on the Process or Products shall be submitted in writing to LICENSOR.

D.
Compliance.  LICENSEE shall package and label the Products in accordance with the Colorado Medical Marijuana Code and/or Colorado Retail Marijuana Code using mutually agreed upon brand names and labels as set forth in Schedule "A" attached hereto. Licensee shall not use any brand names other than the mutually agreed upon brand names in connection with the production, manufacture, advertising, sale, and distribution of the Products.

2.TERM OF THE AGREEMENT

A. This Licensing Agreement and the provisions hereof, except as otherwise provided, shall terminate upon the earlier of the date that is ten (10) years from the date of execution of this Licensing Agreement by both parties (the “Effective Date”), or the date upon which LICENSOR'S lease of the Leased Real Property is terminated (the “Term”), and shall automatically be renewed for a term of twelve (12) months at the end of each term as long as the lease for the Leased Real Property is in effect (or such lesser period as remains under the lease for the Leased Real Property)  unless written notice is provided by either party to the other, at least fifteen (15) days before the end of the Term.

3.OBLIGATIONS OF LICENSEE

A.
Compliance with Colorado Law. LICENSEE agrees that it shall, at all times, comply with the C.R.S. 12-43.3-101 et. seq (“Colorado Medical Marijuana Code”), C.R.S. 12-43.4-101 et seq. (“Colorado Retail Marijuana Code), and any other applicable state or local law

B.
Process. LICENSEE shall not reverse engineer, reverse compile or disassemble any Process, or otherwise attempt to analyze any steps in the Process. The foregoing shall not apply to such activities conducted in the ordinary course of technical support of Products.

C.
Records and Reports. LICENSEE will maintain accurate records of amounts and kinds of Products processed by use of the licensed Process and will submit monthly reports reflecting its operations under this agreement in such form as LICENSOR shall require from time to time.

D.
Inspection of Premises, Records and Products. LICENSOR shall have the right at all times to inspect the premises of LICENSEE (including all materials and supplies used by LICENSEE in its operations under this agreement), to audit LICENSEE’S records for the purpose of determining compliance with any or all portions of this agreement provided such inspection is permitted under the Colorado Medical Marijuana Code and/or Colorado Retail Marijuana Code, and to test LICENSEE'S Products to confirm the quality thereof provided such testing is in compliance with Colorado law.

E.
Testing of Products.  LICENSEE shall periodically send its Products to an independent Marijuana Testing Facility licensed by the State of Colorado and applicable local licensing authorities, at its sole cost, to confirm that LICENSEE'S are of the quality stated by LICENSEE and otherwise comply with applicable law.

4.OBLIGATIONS OF LICENSOR

A.
LICENSOR shall also be available by telephone, e-mail, fax or, if requested by LICENSEE, in person, in connection with LICENSEE’S use of the Process to develop and support the Products, including the use of reasonable commercial efforts: (I) to answer LICENSEE’S questions regarding the proper utilization and optimization of the Process; and (ii) to provide solutions, to correct any reproducible error in the Process.

5. COMPENSATION

A.
License Fee. LICENSEE agrees to pay LICENSOR * annually, payable in monthly installments of * no later than the fifth (5th) day of each month, in advance, to secure the licensing rights to use the Process to manufacture, produce and sell the Products (the “License Fee”). The License Fee is a payment independent of any other payments required to be paid between the Parties and is not creditable against any such payments.

B.	Survival. LICENSEE’S obligations for the payment of the License Fee shall continue for so long as LICENSEE continues to use the Process to manufacture, sell or otherwise market the Licensed Products.

C.	Late Payments. Late payments shall incur interest at the rate of ten percent (10%) per annum from the date such payments were originally due.

6.  MARKETING AND PUBLICITY

A.	Joint Efforts. The Parties agree to work together to identify areas where joint-marketing efforts would benefit both parties, and upon mutual agreement shall implement such efforts.

B.
Non-Disclosure. Neither party shall disclose the terms of this Agreement to any third party, other than its financial or legal advisors, or make any announcements regarding the nature of the relationship between the parties without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party uses reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment. Under this provision, the parties agree that the terms of the agreement are also to be kept confidential, unless required by law, or otherwise agreed to by both parties.

7. INTELLECTUAL PROPERTY RIGHTS

A.
LICENSEE acknowledges that the Process is a valuable property of LICENSOR and qualifies as a trade secret within the meaning of the Colorado Uniform Trade Secrets Act. LICENSEE further acknowledges that LICENSOR is the sole and exclusive owner of the Process.

B.
This Agreement shall not be construed to give LICENSEE any vested right, title, or interest in the Process, the Products, or any trademarks or copyrighted materials of LICENSOR except to the extent and in the manner, time, and places LICENSEE is authorized subject to the provisions of this Agreement.

C.	LICENSOR may seek, obtain and, during the Term of this Agreement, maintain in its own name and at its own expense, appropriate intellectual property protection for the Process or the Products.

D.
LICENSEE acknowledges the legal validity and commercial value of the Process and the Products and Licensor’s related intellectual property, including but not limited to any state or federal registrations that LICENSOR owns, obtains, or acquires. LICENSEE shall not, any time, file any application for intellectual property protection with the United States Patent and Trademark Office, or with any other governmental entity for the Process or the Products. This shall include any related or substantially similar intellectual property related to the Process or Products or any proposed new intellectual property that has been developed using the Process licensed hereunder, including intellectual property developed by the employees of LICENSOR who are supervised by LICENSEE and work for have worked at LICENSEE'S Facility..

* Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

E.
In the event that a material breach of this Agreement by LICENSEE occurs or is threatened, the LICENSOR shall be entitled to injunctive relief restraining the act or threatened act which constitutes or would constitute a breach hereunder.  In addition, the LICENSOR shall be entitled to other available relief for any such material breach.

F.	The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

8. INFRINGEMENTS

A.
LICENSOR shall have the sole and exclusive right, but not the obligation, in its discretion, to institute and prosecute lawsuits against third persons for infringement of the rights licensed in this Agreement. All sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, in excess of the amount of reasonable attorneys’ fees and other out of pocket expenses of such suit, shall be retained solely by LICENSOR.

B.
LICENSEE agrees to fully cooperate with LICENSOR in the prosecution of any such suit against a third party and shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. The LICENSOR shall reimburse the LICENSEE for any expenses incurred as a result of such cooperation.

9.REPRESENTATIONS AND WARRANTIES

A.	LICENSOR represents and warrants that it has the right and power to grant the licenses granted herein.

B.	LICENSEE shall be solely responsible for the manufacture, production, sale and distribution of the Products and will bear all related costs associated therewith.

C.
LICENSEE shall provide and maintain at it sole cost and expense during the term of this agreement commercial general liability insurance endorsed for * which insurance policy shall name LICENSOR as an additional insured and shall be written on an occurrence form coverage basis. Evidence of such coverage reasonably satisfactory to LICENSOR shall be delivered to LICENSOR upon request therefor. Such insurance shall be issued by reputable and sound insurance companies satisfactory in LICENSOR’s discretion.

D.	LICENSEE shall also comply with such guidelines, policies, and requirements as LICENSOR may give written notice from time to time related to the Process.

10. INDEMNIFICATION

A.
LICENSEE shall, at its own expense, defend and indemnify LICENSOR for damages and reasonable costs incurred in any suit, claim or proceeding brought against LICENSOR or its subsidiaries based on (i) the manufacture, production, sale, and distribution of the Products by LICENSEE including, but not limited to product liability claims; (ii) modification of the Process by someone other than LICENSOR; (iii) LICENSEE’s continued use of the Process after notification that the Process may be infringing; (iv) LICENSEE’s use of the Process in a manner not permitted by Licensee; or (v) any matter relating to the Leased Employees.

 CONFIDENTIAL INFORMATION

A.	For purposes of this agreement, the term “Confidential Information” shall mean the following:

* Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

i.
Any information, formula, recipe, know-how, data, process, technique, design, drawing, program, formula or test data, work in process, engineering, manufacturing, marketing, financial, sales, supplier, customer, employee, investor or business information, whether in oral, written, graphic, or electronic form, or

ii.
Any document, diagram, drawing, computer program or other communication which is either conspicuously marked “confidential”, known or reasonably known by the other party to be confidential, or is of a proprietary nature and is learned or disclosed in the course of discussions, studies, or other work undertaken between the parties.

B.
During and after the term of this agreement, LICENSEE shall not use the Confidential Information except for the manufacture, sale and distribution of Products, as set forth herein, and shall not disclose the Confidential Information received under this agreement to any other person or entity other than its employees, and shall also require all its employees who receive such Confidential Information to sign written agreements requiring them not to disclose such Confidential Information during and after their tenure with LICENSEE. LICENSEE shall be responsible for a breach of this agreement by its employees.

C.	Upon termination of this agreement, LICENSEE shall promptly deliver to LICENSOR any and all Confidential Information in its possession or under its control.

D.	The parties agree that Confidential Information shall not include any of the following types of information:

i.	Information that is or becomes generally available to the public other than as a result of a disclosure by LICENSEE or its employees,

ii.	Information that was available to LICENSEE on a non-confidential basis prior to its disclosure to LICENSEE by LICENSOR or its agents, or

iii.
Information that becomes available to you on a non-confidential basis from a source other than LICENSOR or its agents, provided that such source is not bound by a confidentiality agreement with LICENSOR known to LICENSOR or its employees.

E.
LICENSEE shall not be liable for disclosure of Confidential Information if made in response to a valid order of a court or authorized agency of government; provided that ten (10) days’ notice first be given to LICENSOR so a protective order, if appropriate, may be sought by LICENSOR.

12.OPTION TO OWN PORTION OF MIP LICENSE

If during the Term of the Agreement, applicable state and local laws should change to permit, in whole or in part, the ownership or issuance of a marijuana-infused products license in Colorado (a "MIP License"), directly or indirectly, by or to a person or entity who is not a Colorado resident, at LICENSOR'S request, LICENSEE shall, to the extent permitted by and in accordance with applicable laws, promptly transfer up to a 56% ownership interest in its MIP Licenses  (or such lesser percentage as may be permitted by law, from time to time), directly or indirectly, to LICENSOR or its designee or designees, if and only if LICENSOR or its applicable designee meets all applicable legal requirements to be an owner, directly or indirectly, in the MIP License.  Such transfer or transfers may occur in one or more increments to the maximum extent permitted by applicable laws as interpreted by legal counsel for LICENSOR.  In exchange for such transfer or transfers, the License Fee payable by LICENSEE shall be reduced proportionately. For example, if LICENSEE transferred 28% of its ownership in its MIP license to LICENSOR, the License Fee would be reduced to* per year. Notwithstanding the foregoing, this Section 12 shall only apply to the extent LICENSEE has not already transferred a total of 56% of its ownership in its MIP License to LICENSOR, pursuant to this or any other Agreement between LICENSEE and LICENSOR, and the reduction in the License Fee shall occur upon and to the extent of the transfer of the MIP Licensee in addition to, and not in lieu of, any other monetary concessions provided by LICENSOR to LICENSEE under any other agreement between the parties.

* Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

13.TERMINATION

A.
Default and Termination. LICENSOR shall have the right to immediately terminate this Agreement by giving ten (10) days written notice of a material breach by LICENSEE, followed by LICENSEE’s failure within the above-mentioned ten (10) day period to cure the breach. A material breach includes, but is not limited to:

a.	LICENSEE’s violation of the Colorado Retail Marijuana Code, Colorado Medical Marijuana Code or any other applicable state or local law; or

b.
LICENSEE’s filing of a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the LICENSEE discontinues its business or a receiver is appointed for the LICENSEE or for the LICENSEE’S business and such receiver is not discharged within thirty (30) days; or

c.	LICENSEE’s breach any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Process; or

d.	LICENSEE’s failure to make timely payment of the License Fee when due two or more times during any twelve-month period; or

e.	A material change in the ownership or control of LICENSEE or material change of location; or

f.	LICENSEE’s attempt to grant or grant a sublicense or assign any right or duty under this Licensing Agreement without the written consent of LICENSOR; or

g.	LICENSEE'S default under the Lease after the expiration of any applicable notice and cure periods; or

h.	LICENSEE commits any act or omission that, in the sole discretion of LICENSOR, damages or reflects unfavorably, or otherwise detracts from the good reputation of LICENSOR

i.
A change in state or local laws or regulations, or the application thereof, that makes LICENSEE’s business or the production of the Products unlawful at the facility, or a change in federal enforcement priorities that make LICENSEE’s business reasonably impracticable.

B.	Effect of Termination.

a.
Upon the expiration or termination of this Agreement, all of the rights of LICENSEE under this Agreement shall forthwith terminate and immediately revert to LICENSOR and LICENSEE shall immediately discontinue all use of the Process and the like, at no cost whatsoever to LICENSOR.

b.
After expiration or termination of this Agreement for any reason, LICENSEE shall immediately discontinue the use of the Process and manufacture, distribution, and sale of the Products and any packaging and advertising materials, official labels or trademarks unless expressly authorized in writing by LICENSOR.

14.RELATIONSHIP OF THE PARTIES

The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf.

15.MISCELLANEOUS

A.	Governing Law. This Agreement shall be governed in accordance with the laws of the State of Colorado.

B.
Notice. Any notice required to be given pursuant to this Agreement shall be in writing and delivered via e-mail, personally to the other designated party at the above stated address, or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service. Either party may change the address to which notice or payment is to be sent by written notice to the other in accordance with the provisions of this paragraph.

C.
Assignability. The provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns, provided, however, that the license granted hereunder is personal to LICENSEE and shall not be assigned by any act of LICENSEE or by operation of law without the written consent of LICENSOR.

D.
Prior Agreements. This agreement contains the entire understanding between the parties relating to the subject matter of this agreement; and all prior proposals, discussions and writings between the parties and relating to the subject matter of this agreement are superseded by this agreement.

E.	Waiver. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

F.
Severability. If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement and replaced by a similar provision that best reflects the intentions of the Parties and that is valid and enforceable.

G.
No Joint Venture. Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership. It is understood that the relationship established by this agreement is a license and nothing more.

H.
Arbitration. Except as provided for herein, any dispute or disagreement which may arise between LICENSOR and LICENSEE in connection with either any interpretation of this Agreement or the performance or nonperformance thereof shall be settled by an arbitrator that is mutually agreed upon by the Parties. All arbitration shall be subject to the Uniform Arbitration Act as set forth in C.R.S. 13-22-201 et seq. Unless otherwise agreed to by both parties, any arbitration shall be conducted in the city of Denver, CO in the United States of America. The judgment upon any award rendered by the arbitration tribunal may be entered in any court having jurisdiction thereof, for the purpose of judicial enforcement.

I.
Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

J.
Agreement Subject to Government Approval. The Parties acknowledge and agree that all provisions of this Agreement are subject to regulatory oversight and approval. In the event that any provision is determined to be non-compliant by any applicable regulatory authority, this Agreement shall be amended by the Parties within the timeframe given by the applicable regulatory authority or thirty (30) days, whichever occurs earlier. If the Parties are unable to negotiate appropriate amendments within the required timeframe, this Agreement shall terminate and be subject to the provisions of section 13 above.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

LICENSOR CLS LABS COLORADO, INC.	LICENSEE PICTURE ROCK HOLDINGS, LLC
By: /s/ Jeffrey I. Binder	By: /s/ Alan Bonsett
Title: Chairman, President and Chief Executive Officer	Title: Member and CEO
Date: 4/17/15	Date: 4/17/15

SCHEDULE A

BRAND NAMES

CLS Labs

Cannabis Life Sciences